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                                                                     Exhibit 5


                         [STREICH LANG, P.A. LETTERHEAD]


                                February 12, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         RE:     Fremont Gold Corporation

Ladies and Gentlemen:

                 This firm is counsel for Fremont Gold Corporation, a Delaware corporation (the "Company"). As such, we are familiar with the Certificate of Incorporation and Bylaws of the Company. We have also acted as counsel for the Company with respect to certain matters in connection with the preparation of the Registration Statement on Form SB-2 registering 3,600,000 Units (the "Units"), each Unit comprised of one share of Common Stock, $.001 par value (the "Shares") and one Redeemable Common Stock Purchase Warrant (the "Warrants"), 3,600,000 Shares included in the Units, 3,600,000 Warrants included in the Units and 3,600,000 shares of Common Stock underlying the Warrants, under the Securities Act of 1933. In addition, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth below.

                 Based upon the foregoing, it is our opinion that:

                 1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

                 2. The Shares, when issued, will be duly and validly issued, fully paid and nonassessable.

                 3. The Warrants, when issued, will be duly and validly issued.

                 4. The shares of Common Stock underlying the Warrants, when issued, will be duly and validly issued, fully paid and nonassessable.

                 We acknowledge that we are referred to under the heading "Legal Matters" of the Prospectus which is part of the Registration Statement and we hereby consent to the use of our name in such Registration Statement. We further
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consent to the filing of this opinion as Exhibit 5 to the Registration
Statement and with the state regulatory agencies in such states as may require such filing in connection with the registration of the Units, Shares, Warrants and shares of Common Stock underlying the Warrants for offer and sale in such states.

                                              Very truly yours,

                                              /s/ Christian J. Hoffmann, III
                                              --------------------------------
                                              Christian J. Hoffmann, III
                                              FOR THE FIRM
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                                                                 EXHIBIT 10.2

             CERTIFICATE PURSUANT TO REGULATION S-T SECTION 237.306

The undersigned certifies that he is secretary of Fremont Gold Corporation, a Delaware corporation (the "Company") and that as such he is duly authorized to execute and deliver this certificate on behalf of the Company, and further represents that:

1. Attached hereto is a fair and accurate English translation of that certain Bases of Agreement between Minera Fremont Gold Chile S.A.AND Alejandro Moreno P. And Others, dated January 22, 1997.

IN WITNESS WHEREOF, I have affixed my signature this 6th day of February, 1997.

/s/ Edward M. Topham
--------------------------
Edward M. Topham
Secretary


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